Exhibit 10.3

FIRST AMENDMENT

TO

SENIOR MANAGEMENT AGREEMENT

WHEREAS, Huron Consulting Group LLC, a Delaware limited liability company (the “Company”) has entered into an Senior Management Agreement, effective as of May 13, 2002 (the “Agreement”) with Gary E. Holdren (the “Executive”); and

WHEREAS, the Executive and the Company desire to amend the Agreement;

NOW, THEREFORE, the Agreement is hereby amended, effective as of January 1, 2004, as follows:

1.	Section 2.1 of the Agreement is hereby restated in its entirety, as follows:

2.1	Base Salary

As consideration for the services of Executive hereunder, during the Employment Period, the Company shall pay Executive an annual base salary of eight hundred thousand dollars ($800,000) (the “Base Salary”), payable in accordance with the Company’s customary payroll practices as in effect from time to time. The Chairman shall perform an annual review of Executive’s compensation based on Executive’s performance of his duties and the Company’s other compensation policies, provided that Executive’s Base Salary, as increased from time to time, shall not be reduced without Executive’s written consent. The term Base Salary shall include any changes to the Base Salary from time to time.

2.	The Agreement is hereby amended by adding a new Section 11.15, as follows:

11.5	Other Matters.

Following the effectiveness of an initial public offering of the common stock of Huron Consulting Group Inc., references to determinations to be made by the Parent Board with respect to the compensation of Executive shall be deemed to be references to the compensation committee of the Parent Board. In addition, to the extent that Executive is, at any time during the Employment Period, serving as the Chairman, references to determinations to be made by, or the authority of, the Chairman, shall be deemed to refer instead to the compensation committee of the Parent Board, or, in the discretion of the Parent Board and consistent with applicable law and regulations, to the Parent Board itself.

3.	This First Amendment and the Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this First Amendment and the Agreement shall be governed by, the laws of the State of Illinois without giving effect to provisions thereof regarding conflict of laws.

4.	Except as specifically set forth in this First Amendment, the Agreement shall remain in full force and effect and, as amended by this First Amendment, is hereby ratified and confirmed by the Company and the Executive.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the dates written below.

THE COMPANY:

HURON CONSULTING GROUP LLC

/s/ Kathleen Johnston
By: Kathleen Johnston
Its: Vice President
Date: May 6, 2004

EXECUTIVE

/s/ Gary E. Holdren
Gary E. Holdren
Date: May 6, 2004